EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-153160) and related Prospectus of The Parent Company for the registration of 10,568,164 shares of its common stock and to the incorporation by reference therein of our report dated April 30, 2008, with respect to the consolidated financial statements of The Parent Company included in its Annual Report (Form 10-K) for the year ended February 2, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 29, 2008